Exhibit 23.15

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 18, 2014 with respect to the balance sheet of Renewable Energy Project II LLC at September 10, 2014, included in the Registration Statement on Form S-1 and related Prospectus of Sol-Wind Renewable Power, LP for the registration of common units representing limited partnership interests.

/s/ Ernst & Young LLP
Hartford, Connecticut
January 20, 2015